Exhibit 99.1

Investor Contact: Media Contact:	Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike—zimmerman@mgic.com Katie Monfre, Corporate Communications, (414) 347-2650, katie—monfre@mgic.com

MGIC Investment Corporation
Reports Second Quarter 2012 Results

MILWAUKEE (August 2, 2012) — MGIC Investment Corporation (NYSE:MTG) today reported a net loss for the quarter ended June 30, 2012 of $273.9 million, compared with a net loss of $151.7 million for the same quarter a year ago. Diluted loss per share was $1.36 for the quarter ending June 30, 2012, compared to diluted loss per share of $0.75 for the same quarter a year ago. The net loss for the first six months of 2012 was $293.4 million, compared with a net loss of $185.4 million for the same period last year.

Total revenues for the second quarter were $321.1 million, compared with $367.0 million in the second quarter last year. Net premiums written for the quarter were $238.6 million, compared with $270.4 million for the same period last year. Realized gains in the second quarter of 2012 were $26.3 million compared to $21.7 million for the same period last year. Included in other revenue, for the second quarter of 2012, was a gain of $17.8 million that resulted from the repurchase of $70.9 million in par value of long term debt due in November 2015 compared to a $3.2 million gain from the repurchase of $55.0 million in par value of long term debt due in November 2015 in the second quarter of 2011.

New insurance written in the second quarter was $5.9 billion, compared to $3.1 billion in the second quarter of 2011. In addition, the Home Affordable Refinance Program accounted for $2.7 billion of insurance that is not included in the new insurance written total due to these transactions being treated as a modification of the coverage on existing insurance in force compared to $0.6 billion in the second quarter of 2011. New insurance written for the first half of 2012 was $10.1 billion compared to $6.1 billion for the same period last year. HARP activity for the first half of 2012 totaled $4.0 billion compared to $1.5 billion in the first half of 2011. Persistency, or the percentage of insurance remaining in force from one year prior, was 81.4 percent at June 30, 2012, compared with 82.9 percent at December 31, 2011, and 83.3 percent at June 30, 2011.

As of June 30, 2012, MGIC’s primary insurance in force was $166.7 billion, compared with $172.9 billion at December 31, 2011, and $182.4 billion at June 30, 2011. The fair value of MGIC Investment Corporation’s investment portfolio, cash and cash equivalents was $6.0 billion at June 30, 2012, compared with $6.8 billion at December 31, 2011, and $7.8 billion at June 30, 2011.

At June 30, 2012, the percentage of loans that were delinquent, excluding bulk loans, was 12.51 percent, compared with 13.79 percent at December 31, 2011, and 13.40 percent at June 30, 2011. Including bulk loans, the percentage of loans that were delinquent at June 30, 2012 was 14.75 percent, compared to 16.11 percent at December 31, 2011, and 15.80 percent at June 30, 2011.

Losses incurred in the second quarter were $551.4 million up from $459.6 million reported for the same period last year primarily due to an increase in the claim rate on late stage delinquencies. Net underwriting and other expenses were $48.9 million in the second quarter as compared to $54.0 million reported for the same period last year.

Wall Street Bulk transactions, as of June 30, 2012, included approximately 73,700 loans with insurance in force of approximately $11.5 billion and risk in force of approximately $3.5 billion.  The $93.3 million premium deficiency reserve as of June 30, 2012 reflects the present value of expected future losses and expenses that exceeded the present value of expected future premium and already established loss reserves. Within the premium deficiency calculation, our present value of expected future paid losses and expenses, net of expected future premium was $899.6 million, offset by already established loss reserves of $806.3 million.

Conference Call and Webcast Details

MGIC Investment Corporation will hold a conference call today, August 2, 2012, at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The conference call number is 1-866-793-1344. The call is being webcast and can be accessed at the company’s website at http://mtg.mgic.com/. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Investors can listen to the call through CCBN’s individual investor center at http://www.companyboardroom.com/ or by visiting any of the investor sites in CCBN’s Individual Investor Network. The webcast will be available for replay on the company’s website through September 2, 2012 under Investor Information.

About MGIC

MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, is the nation’s largest private mortgage insurer as measured by $166.7 billion primary insurance in force covering 1.0 million mortgages as of June 30, 2012. MGIC serves lenders throughout the United States, Puerto Rico, and other locations helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.

This press release, which includes certain additional statistical and other information, including non-GAAP financial information and a supplement that contains various portfolio statistics are both available on the Company’s website at http://mtg.mgic.com/ under Investor Information,  Press Releases or Presentations/Webcasts.

From time to time MGIC Investment Corporation releases important information via postings on its corporate website without making any other disclosure and intends to continue to do so in the future. Investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings.  Enrollment information can be found at http://mtg.mgic.com under Investor Information.

Safe Harbor Statement

Forward Looking Statements and Risk Factors:

As used below, “we,” “our” and “us” refer to MGIC Investment Corporation’s consolidated operations or to MGIC Investment Corporation, as the context requires, and “MGIC” refers to Mortgage Guaranty Insurance Corporation.

Our actual results could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission. These risk factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as “believe,” “anticipate,” “will” or “expect,” or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was issued.

In addition, the current period financial results included in this press release may be affected by additional information that arises prior to the filing of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

Regulatory capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.

The insurance laws of 16 jurisdictions, including Wisconsin, our domiciliary state, require a mortgage insurer to maintain a minimum amount of statutory capital relative to the risk in force (or a similar measure) in order for the mortgage insurer to continue to write new business. We refer to these requirements as the “Capital Requirements.” New insurance written in the jurisdictions that have Capital Requirements represented approximately 50% of new insurance written in 2011 and the first six months of 2012. While formulations of minimum capital vary among jurisdictions, the most common formulation allows for a maximum risk-to-capital ratio of 25 to 1. A risk-to-capital ratio will increase if the percentage decrease in capital exceeds the percentage decrease in insured risk. Therefore, as capital decreases, the same dollar decrease in capital will cause a greater percentage decrease in capital and a greater increase in the risk-to-capital ratio. Wisconsin does not regulate capital by using a risk-to-capital measure but instead requires a minimum policyholder position (“MPP”). The “policyholder position” of a mortgage insurer is its net worth or surplus, contingency reserve and a portion of the reserves for unearned premiums.

At June 30, 2012, MGIC’s preliminary risk-to-capital ratio was 27.8 to 1, exceeding the maximum allowed by many jurisdictions, and its preliminary policyholder position was $211 million below the required MPP of $1.3 billion. We expect MGIC’s risk-to-capital ratio to grow and to continue to exceed 25 to 1. At June 30, 2012, the preliminary risk-to-capital ratio of our combined insurance operations (which includes reinsurance affiliates) was 30.0 to 1. A higher risk-to-capital ratio on a combined basis may indicate that, in order for MGIC to continue to utilize reinsurance arrangements with its subsidiaries or subsidiaries of our holding company, additional capital contributions to the reinsurance affiliates could be needed. These reinsurance arrangements permit MGIC to write insurance with a higher coverage percentage than it could on its own under certain state-specific requirements.

Under a statutory accounting principle that became effective January 1, 2012, because MGIC’s June 30, 2012 risk-to-capital ratio exceeded 25 to 1 before considering deferred tax assets, MGIC received no benefit to statutory capital for those assets. At March 31, 2012, $141 million of deferred tax assets were included in statutory capital and their exclusion at June 30, 2012, negatively impacted our statutory capital.

Although we do not meet the Capital Requirements of Wisconsin, the Office of the Commissioner of Insurance of the State of Wisconsin (“OCI”) has waived them until December 31, 2013. In place of the Capital Requirements, the OCI Order containing the waiver of Capital Requirements (the “OCI Order”) provides that MGIC can write new business as long as it maintains regulatory capital that the OCI determines is reasonably in excess of a level that would constitute a financially hazardous condition. The OCI Order requires MGIC Investment Corporation, beginning January 1, 2012 and continuing through the earlier of December 31, 2013 and the termination of the OCI Order (the “Covered Period”), to make cash equity contributions to MGIC as may be necessary so that its “Liquid Assets” are at least $1 billion (this portion of the OCI Order is referred to as the “Keepwell Provision”). “Liquid Assets,” which include those of MGIC as well as those held in certain of our subsidiaries, excluding MGIC Indemnity Corporation (“MIC”) and its reinsurance affiliates, are the sum of (i) the aggregate cash and cash equivalents, (ii) fair market value of investments and (iii) assets held in trusts supporting the obligations of captive mortgage reinsurers to MGIC. As of June 30, 2012, “Liquid Assets” were approximately $5.4 billion. Although we do not expect that MGIC’s Liquid Assets will fall below $1 billion during the Covered Period, we do expect the amount of Liquid Assets to continue to decline materially after June 30, 2012 and through the end of the Covered Period as MGIC’s claim payments and other uses of cash continue to exceed cash generated from operations. For more information about factors that could negatively impact MGIC’s Liquid Assets, see “— We are defendants in private and government litigation and are subject to the risk of additional private litigation, government litigation and regulatory proceedings in the future,” “— We have reported net losses for the last five years, expect to continue to report annual net losses, and cannot assure you when we will return to profitability” and “— A revised settlement agreement or the outcome of possible litigation may be more costly than the proposed settlement agreement we reached with the Internal Revenue Service, relating to significant proposed adjustments to our taxable income for 2000 through 2007.”

MGIC applied for waivers in the other jurisdictions with Capital Requirements and, at this time, has received waivers from five of them, one of which allows a maximum risk-to-capital ratio of 31.5 to 1. One jurisdiction has denied our request for a waiver and two others have either denied our request or are expected to deny our request because their laws do not allow for waivers. We are awaiting a response from seven other jurisdictions, some of which may deny our request.

As part of our longstanding plan to write new business in MIC, a direct subsidiary of MGIC, and pursuant to the OCI Order, MGIC contributed $200 million to MIC in January 2012. As of June 30, 2012, MIC had statutory capital of $440 million. In the third quarter of 2012, we will begin writing new mortgage insurance in MIC in those jurisdictions that have declined to waive or have not yet waived their Capital Requirements for MGIC. Those jurisdictions are California, Florida, New Jersey, North Carolina, Ohio, Oregon and Texas (the “Specified Jurisdictions”), as well as New York, Idaho and Puerto Rico. MIC is licensed to write business in all jurisdictions and, subject to the conditions and restrictions discussed below, has received the necessary approvals from Fannie Mae and Freddie Mac (the “GSEs”) and the OCI to write business in all of the jurisdictions that have not waived their Capital Requirements for MGIC.

Under an agreement in place with Fannie Mae, MIC will be eligible to write mortgage insurance through December 31, 2013, only in those jurisdictions (other than Wisconsin) in which MGIC cannot write new insurance due to MGIC’s failure to meet Capital Requirements and to obtain a waiver of them. The agreement with Fannie Mae, including certain conditions and restrictions to its continued effectiveness, is summarized more fully in, and included as an exhibit to, our Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 24, 2012. Such conditions include the continued effectiveness of the OCI Order and the continued applicability of the Keepwell Provision of the OCI Order. We cannot assure you that the OCI will not modify or revoke the OCI Order, or that it will renew it when it expires.

Under a letter dated January 23, 2012, Freddie Mac approved MIC to write business only in specified jurisdictions where MGIC does not meet the Capital Requirements and does not obtain waivers of them. Because Freddie Mac anticipated that MGIC would obtain waivers of the minimum Capital Requirements of most jurisdictions, approval of MIC as an eligible mortgage insurer was originally only given for five jurisdictions. We have now received waivers (or their equivalent) of the Capital Requirements for two of those jurisdictions. The January 23, 2012 approval from Freddie Mac, including certain conditions and restrictions to its continued effectiveness, is summarized more fully in, and included as an exhibit to, our Form 8-K filed with the SEC on January 24, 2012. Such conditions, which remain in effect, include requirements that while MIC is writing new business under the Freddie Mac approval, MIC may not exceed a risk-to-capital ratio of 20:1; MGIC and MIC comply with all terms and conditions of the OCI Order, the OCI Order remain effective, and that MIC provide MGIC access to the capital of MIC in an amount necessary for MGIC to maintain sufficient liquidity to satisfy its obligations under insurance policies issued by MGIC. As requested by the OCI, we have notified Freddie Mac that the OCI has objected to this last requirement and others contained in the Freddie Mac approval because those requirements do not recognize the OCI’s statutory authority and obligations. In this regard, see the third condition to the August 1, 2012 Freddie Mac approval referred to in the next paragraph. As noted above, we cannot assure you that the OCI will not modify or revoke the OCI Order, or that it will renew it when it expires. Freddie Mac has approved MIC as an eligible insurer only through December 31, 2012 and Freddie Mac may modify the terms and conditions of its approval at any time without notice and may withdraw its approval of MIC as an eligible insurer at any time in its sole discretion. Unless Freddie Mac extends the term of its approval of MIC, whether MIC will continue as an eligible mortgage insurer after December 31, 2012 will be determined by Freddie Mac’s mortgage insurer eligibility requirements then in effect.

Under a letter dated August 1, 2012, Freddie Mac also approved MIC to write business in the Specified Jurisdictions, subject to the following conditions: (1) a $200 million capital contribution to MGIC by our holding company be made on or before September 30, 2012; (2) substantial agreement to a settlement of our dispute with Freddie Mac regarding the interpretation of certain pool policies be reached on or before October 31, 2012; and (3) agreement by the OCI that MIC’s capital will be available to MGIC for payment of MGIC’s claims in full on an uninterrupted basis be received on or before December 31, 2012. Any settlement of our dispute with Freddie Mac regarding the interpretation of certain pool policies will negatively impact our statutory capital and, depending on the amount, could result in material non-compliance with Capital Requirements. Freddie Mac’s August 1, 2012 approval may be withdrawn at any time and ends December 31, 2012. This approval is included as an exhibit to our Form 8-K filed with the SEC on August 2, 2012. For more information about GSE requirements, see “— MGIC may not continue to meet the GSEs’ mortgage insurer eligibility requirements.”

Insurance departments, in their sole discretion, may modify, terminate or extend their waivers of Capital Requirements. If an insurance department other than the OCI modifies or terminates its waiver, or if it fails to grant a waiver or renew its waiver after expiration, depending on the circumstances, MGIC could be prevented from writing new business in that particular jurisdiction. Also, depending on the level of losses that MGIC experiences in the future, it is possible that regulatory action by one or more jurisdictions, including those that do not have specific Capital Requirements, may prevent MGIC from continuing to write new insurance in some or all of the jurisdictions in which MIC is not eligible to insure loans purchased or guaranteed by Fannie Mae or Freddie Mac. If this were to occur, we would need to seek the GSEs’ approval to allow MIC to write business in those jurisdictions.

If one GSE does not approve MIC in all jurisdictions that have not waived their Capital Requirements for MGIC, MIC may be able to write insurance on loans that will be sold to the other GSE or retained by private investors. However, because lenders may not know which GSE will purchase their loans until loan origination is complete and mortgage insurance has been procured, lenders may be unwilling to procure mortgage insurance from MIC. Furthermore, if we are unable to write business on a nationwide basis utilizing a combination of MGIC and MIC, lenders may be unwilling to procure insurance from us anywhere.

The OCI, in its sole discretion, may modify, terminate or extend its waiver of Capital Requirements, although any modification or extension of the Keepwell Provision requires our written consent. If the OCI modifies or terminates its waiver, or if it fails to renew its waiver upon expiration, depending on the circumstances, MGIC could be prevented from writing new business in all jurisdictions if MGIC does not comply with the Capital Requirements. If MGIC were prevented from writing new business in all jurisdictions, our insurance operations in MGIC would be in run-off (meaning no new loans would be insured but loans previously insured would continue to be covered, with premiums continuing to be received and losses continuing to be paid on those loans) until MGIC either met the Capital Requirements or obtained a necessary waiver to allow it to once again write new business. Furthermore, if the OCI revokes or fails to renew MGIC’s waiver, MIC’s ability to write new business would be severely limited because the GSEs’ approval of MIC is conditioned upon the continued effectiveness of the OCI Order.

We cannot assure you that we will receive a waiver of all Capital Requirements; that the OCI or any other jurisdiction that has granted a waiver of its Capital Requirements will not modify or revoke the waiver, or will renew the waiver when it expires; or that MGIC could obtain the additional capital necessary to comply with the Capital Requirements. Depending on the circumstances, the amount of additional capital we might need could be substantial. See “— Your ownership in our company may be diluted by additional capital that we raise or if the holders of our outstanding convertible debt convert that debt into shares of our common stock.” We also cannot assure you that the GSEs will approve MIC to write new business in those jurisdictions in which MGIC is unable.

For more information about factors that could negatively impact our compliance with Capital Requirements, which depending on the severity of adverse outcomes could result in material non-compliance with Capital Requirements, see “— We are defendants in private and government litigation and are subject to the risk of additional private litigation, government litigation and regulatory proceedings in the future,” “— We have reported net losses for the last five years, expect to continue to report annual net losses, and cannot assure you when we will return to profitability” and “— A revised settlement agreement or the outcome of possible litigation may be more costly than the proposed settlement agreement we reached with the Internal Revenue Service, relating to significant proposed adjustments to our taxable income for 2000 through 2007.” As discussed below, in accordance with Accounting Standards Codification (“ASC”) 450-20, we have not accrued an estimated loss in our financial statements to reflect possible adverse developments in litigation or other dispute resolution proceedings. An accrual, if required and depending on the amount, could result in material non-compliance with Capital Requirements. In addition to the factors listed above, our statutory capital and compliance with Capital Requirements could be negatively affected by an unfunded pension liability. An unfunded pension liability for statutory capital purposes may result from increases in pension benefit obligations due to a lower discount rate assumption or decreases to the fair value of pension plan assets due to poor asset performance, as well as changes in certain other actuarial assumptions.

Since mid-2011, two of our competitors, Republic Mortgage Insurance Company (“RMIC”) and PMI Mortgage Insurance Co. (“PMI”), ceased writing new insurance commitments, were placed under the supervision of the insurance departments of their respective domiciliary states and are subject to partial claim payment plans, under which their claim payments will be made at 50% for a certain period of time, with the remaining amount deferred. (PMI’s parent company subsequently filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code.)

MGIC’s failure to meet the Capital Requirements to insure new business does not necessarily mean that MGIC does not have sufficient resources to pay claims on its insurance liabilities. While we believe that MGIC has sufficient claims paying resources to meet its claim obligations on its insurance in force, even though it does not meet Capital Requirements, we cannot assure you that the events that led to MGIC failing to meet Capital Requirements would not also result in it not having sufficient claims paying resources. Furthermore, our estimates of MGIC’s claims paying resources and claim obligations are based on various assumptions. These assumptions include the timing of the receipt of claims on loans in our delinquency inventory and future claims that we anticipate will ultimately be received, our anticipated rescission activity, future housing values and future unemployment rates. These assumptions are subject to inherent uncertainty and require judgment by management. Current conditions in the domestic economy make the assumptions about when anticipated claims will be received, housing values, and unemployment rates highly volatile in the sense that there is a wide range of reasonably possible outcomes. Our anticipated rescission activity is also subject to inherent uncertainty due to the difficulty of predicting the amount of claims that will be rescinded and the outcome of any legal proceedings or settlement discussions related to rescissions that we make, including those with Countrywide. (For more information about the Countrywide legal proceedings, see “— We are defendants in private and government litigation and are subject to the risk of additional private litigation, government litigation and regulatory proceedings in the future.”)

The amount of insurance we write could be adversely affected if the definition of Qualified Residential Mortgage results in a reduction of the number of low down payment loans available to be insured or if lenders and investors select alternatives to private mortgage insurance.

The financial reform legislation that was passed in July 2010 (the “Dodd-Frank Act” or “Dodd-Frank”) requires a securitizer to retain at least 5% of the risk associated with mortgage loans that are securitized, and in some cases the retained risk may be allocated between the securitizer and the lender that originated the loan. This risk retention requirement does not apply to mortgage loans that are Qualified Residential Mortgages (“QRMs”) or that are insured by the FHA or another federal agency. In March 2011, federal regulators requested public comments on a proposed risk retention rule that includes a definition of QRM. The proposed definition of QRM contains many underwriting requirements, including a maximum loan-to-value ratio (“LTV”) of 80% on a home purchase transaction, a prohibition on seller contributions toward a borrower’s down payment or closing costs, and certain limits on a borrower’s debt-to-income ratio. The LTV is to be calculated without including mortgage insurance. The following table shows the percentage of our new risk written by LTV for 2011 and the first six months of 2012.

	Percentage of new risk written
	Year		YTD
	2011		06/30/12
LTV:
80% and under.	0	%	0	%
80.1% — 85%.	6	%	6	%
85.1% — 90%.	41	%	37	%
90.1% — 95%.	50	%	53	%
95.1% — 97%.	3	%	4	%
> 97%.	0	%	0	%

The regulators also requested public comments regarding an alternative QRM definition, the underwriting requirements of which would allow loans with a maximum LTV of 90% and higher debt-to-income ratios than allowed under the proposed QRM definition, and that may consider mortgage insurance in determining whether the LTV requirement is met. We estimate that approximately 22% of our new risk written in each of 2011 and the first six months of 2012 was on loans that would have met the alternative QRM definition.

The regulators also requested that the public comments include information that may be used to assess whether mortgage insurance reduces the risk of default. We submitted a comment letter, including studies to the effect that mortgage insurance reduces the risk of default.

The public comment period for the proposed rule expired on August 1, 2011. At this time we do not know when a final rule will be issued, although the final rule is not expected until, at the earliest, 2013. Under the proposed rule, because of the capital support provided by the U.S. Government, the GSEs satisfy the Dodd-Frank risk-retention requirements while they are in conservatorship. Therefore, lenders that originate loans that are sold to the GSEs while they are in conservatorship will not be required to retain risk associated with those loans.

Depending on, among other things, (a) the final definition of QRM and its requirements for LTV, seller contribution and debt-to-income ratio, (b) to what extent, if any, the presence of mortgage insurance would allow for a higher LTV in the definition of QRM, and (c) whether lenders choose mortgage insurance for non-QRM loans, the amount of new insurance that we write may be materially adversely affected. See also “— If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline, which would reduce our revenues.”

Alternatives to private mortgage insurance include:

•	lenders using government mortgage insurance programs, including those of the Federal Housing Administration, or FHA, and the Veterans Administration,

•	lenders and other investors holding mortgages in portfolio and self-insuring,

•	investors using risk mitigation techniques other than private mortgage insurance, using other risk mitigation techniques in conjunction with reduced levels of private mortgage insurance coverage, or accepting credit risk without credit enhancement, and

•	lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10%, 15% or 20% loan-to-value ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan-to-value ratio that has private mortgage insurance.

The FHA substantially increased its market share beginning in 2008. We believe that the FHA’s market share increased, in part, because private mortgage insurers tightened their underwriting guidelines (which led to increased utilization of the FHA’s programs) and because of increases in the amount of loan level delivery fees that the GSEs assess on loans (which result in higher costs to borrowers). In addition, federal legislation and programs provided the FHA with greater flexibility in establishing new products and increased the FHA’s competitive position against private mortgage insurers. However, the FHA’s current premium pricing, when compared to our current credit-tiered premium pricing (and considering the effects of GSE pricing changes), may allow us to be more competitive with the FHA than in the recent past for loans with high FICO credit scores. We cannot predict, however, the FHA’s share of new insurance written in the future due to, among other factors, different loan eligibility terms between the FHA and the GSEs; future increases in guarantee fees charged by the GSEs,; changes to the FHA’s annual premiums that are expected to be phased in over the next two years; and the total profitability that may be realized by mortgage lenders from securitizing loans through Ginnie Mae when compared to securitizing loans through Fannie Mae or Freddie Mac.

Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.

Substantially all of our insurance written is for loans sold to Fannie Mae and Freddie Mac. The business practices of the GSEs affect the entire relationship between them, lenders and mortgage insurers and include:

•	the level of private mortgage insurance coverage, subject to the limitations of the GSEs’ charters (which may be changed by federal legislation), when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	the amount of loan level delivery fees (which result in higher costs to borrowers) that the GSEs assess on loans that require mortgage insurance,

•	whether the GSEs influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•	the underwriting standards that determine what loans are eligible for purchase by the GSEs, which can affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law,

•	the programs established by the GSEs intended to avoid or mitigate loss on insured mortgages and the circumstances in which mortgage servicers must implement such programs,

•	the terms that the GSEs require to be included in mortgage insurance policies for loans that they purchase, and

•	the extent to which the GSEs intervene in mortgage insurers’ rescission practices or rescission settlement practices with lenders. For additional information, see “— Our losses could increase if rescission rates decrease faster than we are projecting, we do not prevail in proceedings challenging whether our rescissions were proper or we enter into material resolution arrangements.”

In September 2008, the Federal Housing Finance Agency (“FHFA”) was appointed as the conservator of the GSEs. As their conservator, FHFA controls and directs the operations of the GSEs. The appointment of FHFA as conservator, the increasing role that the federal government has assumed in the residential mortgage market, our industry’s inability, due to capital constraints, to write sufficient business to meet the needs of the GSEs or other factors may increase the likelihood that the business practices of the GSEs change in ways that may have a material adverse effect on us. In addition, these factors may increase the likelihood that the charters of the GSEs are changed by new federal legislation. The Dodd-Frank Act required the U.S. Department of the Treasury to report its recommendations regarding options for ending the conservatorship of the GSEs. This report was released on February 11, 2011 and while it does not provide any definitive timeline for GSE reform, it does recommend using a combination of federal housing policy changes to wind down the GSEs, shrink the government’s footprint in housing finance, and help bring private capital back to the mortgage market. Members of Congress have since introduced several bills intended to scale back the GSEs. As a result of the matters referred to above, it is uncertain what role the GSEs, FHA and private capital, including private mortgage insurance, will play in the domestic residential housing finance system in the future or the impact of any such changes on our business. In addition, the timing of the impact on our business is uncertain. Any changes would require Congressional action to implement and it is difficult to estimate when Congressional action would be final and how long any associated phase-in period may last.

The GSEs have different loan purchase programs that allow different levels of mortgage insurance coverage. Under the “charter coverage” program, on certain loans lenders may choose a mortgage insurance coverage percentage that is less than the GSEs’ “standard coverage” and only the minimum required by the GSEs’ charters, with the GSEs paying a lower price for such loans. In 2011 and the first six months of 2012, nearly all of our volume was on loans with GSE standard coverage. We charge higher premium rates for higher coverage percentages. To the extent lenders selling loans to GSEs in the future choose charter coverage for loans that we insure, our revenues would be reduced and we could experience other adverse effects.

MGIC may not continue to meet the GSEs’ mortgage insurer eligibility requirements.

The majority of our insurance written is for loans sold to Fannie Mae and Freddie Mac, each of which has mortgage insurer eligibility requirements to maintain the highest level of eligibility, including a financial strength rating of Aa3/AA-. Because MGIC does not meet such financial strength rating requirements of Fannie Mae and Freddie Mac (its financial strength rating from Moody’s is B1, with a negative outlook, and from Standard & Poor’s is B, with a negative outlook), MGIC is currently operating with each GSE as an eligible insurer under a remediation plan. We believe that the GSEs view remediation plans as a continuing process of interaction with a mortgage insurer and MGIC will continue to operate under a remediation plan for the foreseeable future. There can be no assurance that MGIC will be able to continue to operate as an eligible mortgage insurer under a remediation plan. In particular, the GSEs are currently in discussions with mortgage insurers regarding their standard mortgage insurer eligibility requirements and may make changes to them in the near future that may make them more stringent than the current requirements. The GSEs may include the eligibility requirements, as finally adopted, as part of our current remediation plan. If MGIC ceases to be eligible to insure loans purchased by one or both of the GSEs, it would significantly reduce the volume of our new business writings.

We have reported net losses for the last five years, expect to continue to report annual net losses, and cannot assure you when we will return to profitability.

For the years ended December 31, 2011, 2010, 2009, 2008 and 2007, we had a net loss of $0.5 billion, $0.4 billion, $1.3 billion, $0.5 billion and $1.7 billion, respectively. For the first six months of 2012, we reported a net loss of $293 million. We currently expect to continue to report annual net losses, the size of which will depend primarily on the amount of our incurred and paid losses from our existing business, which could increase due to developments in ongoing legal proceedings related to rescissions and the disagreement with Freddie Mac regarding the interpretation of certain pool policies (see “— We are defendants in private and government litigation and are subject to the risk of additional private litigation, government litigation and regulatory proceedings in the future”), and to a lesser extent on the amount and profitability of our new business. Our incurred and paid losses are dependent on factors that make prediction of their amounts difficult and any forecasts are subject to significant volatility. Although we currently expect to return to profitability on an annual basis, we cannot assure you when, or if, this will occur. Conditions that could delay our return to profitability include low housing values, high unemployment rates, low cure rates, changes to our current rescission practices and unfavorable resolution of ongoing legal proceedings. In this regard, see “— Our losses could increase if rescission rates decrease faster than we are projecting, we do not prevail in proceedings challenging whether our rescissions were proper or we enter into material resolution arrangements” and “— We are defendants in private and government litigation and are subject to the risk of additional private litigation, government litigation and regulatory proceedings in the future.” The net losses we have experienced have eroded, and any future net losses will erode, our shareholders’ equity and could result in equity being negative.

Our losses could increase if rescission rates decrease faster than we are projecting, we do not prevail in proceedings challenging whether our rescissions were proper or we enter into material resolution arrangements.

Historically, rescissions of coverage on loans for which claims have been submitted to us were not a material portion of our claims resolved during a year. However, beginning in 2008, our rescission of coverage on loans has materially mitigated our paid losses. In each of 2009 and 2010, rescissions mitigated our paid losses by approximately $1.2 billion; in 2011, rescissions mitigated our paid losses by approximately $0.6 billion; and in the first six months of 2012, rescissions mitigated our paid losses by approximately $144 million (in each case, the figure includes amounts that would have either resulted in a claim payment or been charged to a deductible under a bulk or pool policy, and may have been charged to a captive reinsurer). In recent quarters, 10% to 17% of claims received in a quarter have been resolved by rescissions, down from the peak of approximately 28% in the first half of 2009.

As noted in “— We are defendants in private and government litigation and are subject to the risk of additional private litigation, government litigation and regulatory proceedings in the future,” we are in mediation in an effort to resolve our dispute with Countrywide. In connection with that mediation, we have voluntarily suspended rescissions of coverage related to loans that we believe could be included in a potential resolution. As of June 30, 2012, coverage on approximately 1,300 loans, representing total potential claim payments of approximately $97 million, that we had determined was rescindable was affected by our decision to suspend such rescissions. Substantially all of these potential rescissions relate to claims received beginning in the first quarter of 2011 or later and, had we not suspended rescissions, most of these rescissions would have been processed in the first six months of 2012. In addition, as of June 30, 2012, approximately 280 rescissions, representing total potential claim payments of approximately $19 million, were affected by our decision to suspend rescissions for customers other than Countrywide. Although the loans with suspended rescissions are included in our delinquency inventory, for purposes of determining our reserve amounts, it is assumed that coverage on these loans will be rescinded. The decision to suspend these potential rescissions does not represent the only reason for the recent decline in the percentage of claims that have been resolved through rescissions and we continue to expect that our rescissions will continue to decline.

Our loss reserving methodology incorporates the effects we expect rescission activity to have on the losses we expect to pay on our delinquent inventory. Historically, the number of rescissions that we have reversed has been immaterial. A variance between ultimate actual rescission and reversal rates and these estimates, as a result of the outcome of claims investigations, litigation, settlements or other factors, could materially affect our losses. See “— Because loss reserve estimates are subject to uncertainties and are based on assumptions that are currently very volatile, paid claims may be substantially different than our loss reserves.” We estimate rescissions mitigated our incurred losses by approximately $2.5 billion in 2009 and $0.2 billion in 2010. In 2011 and the first six months of 2012, we estimate that rescissions had no significant impact on our losses incurred. All of these figures include the benefit of claims not paid in the period as well as the impact of changes in our estimated expected rescission activity on our loss reserves in the period. At June 30, 2012, we had 153,990 loans in our primary delinquency inventory; a significant portion of these loans will cure their delinquency or be rescinded and will not involve paid claims.

If the insured disputes our right to rescind coverage, the outcome of the dispute ultimately would be determined by legal proceedings. Under our policies, legal proceedings disputing our right to rescind coverage may be brought up to three years after the lender has obtained title to the property (typically through a foreclosure) or the property was sold in a sale that we approved, whichever is applicable, although in a few jurisdictions there is a longer time to bring such an action. For the majority of our rescissions since 2009 that are not subject to a settlement agreement, this period in which a dispute may be brought has not ended. We consider a rescission resolved for financial reporting purposes even though legal proceedings have been initiated and are ongoing. Although it is reasonably possible that, when the proceedings are completed, there will be a determination that we were not entitled to rescind in all cases, we are unable to make a reasonable estimate or range of estimates of the potential liability. Under ASC 450-20, an estimated loss from such proceedings is accrued for only if we determine that the loss is probable and can be reasonably estimated. Therefore, when establishing our loss reserves, we do not include additional loss reserves that would reflect an adverse outcome from ongoing legal proceedings, including those with Countrywide. For more information about these legal proceedings, see “— We are defendants in private and government litigation and are subject to the risk of additional private litigation, government litigation and regulatory proceedings in the future.”

In addition to the proceedings involving Countrywide, we are involved in legal proceedings with respect to rescissions that we do not consider to be collectively material in amount. Although it is reasonably possible that, when these discussions or proceedings are completed, there will be a conclusion or determination that we were not entitled to rescind in all cases, we are unable to make a reasonable estimate or range of estimates of the potential liability.

In 2010, we entered into a settlement agreement with a lender-customer regarding our rescission practices. In April 2011, Freddie Mac advised its servicers that they must obtain its prior approval for rescission settlements and Fannie Mae advised its servicers that they are prohibited from entering into such settlements. In addition, in April 2011, Fannie Mae notified us that we must obtain its prior approval to enter into certain settlements. We continue to discuss with other lender-customers their objections to material rescissions and have reached settlement terms with several of our significant lender-customers. In connection with some of these settlement discussions, we have suspended rescissions related to loans that we believe could be included in potential settlements. As of June 30, 2012, approximately 280 rescissions, representing total potential claim payments of approximately $19 million, were affected by our decision to suspend rescissions for customers other than Countrywide. Any definitive agreement with these customers would be subject to GSE approval under announcements they made last year. One GSE approved our proposed settlement agreement with one customer and subsequently we entered into definitive agreements with that customer covering loans that have been purchased by that GSE and loans that were not purchased by either GSE. We believe that it is probable (within the meaning of ASC 450-20) that the proposed agreement will be approved by the other GSE. As a result, we considered the terms of the proposed agreement when establishing our loss reserves at June 30, 2012. This agreement did not have a significant impact on our established loss reserves. Neither GSE has approved our other settlement agreements and the terms of these other agreements were not considered when establishing our loss reserves at June 30, 2012. The terms of our settlement agreements vary and there can be no assurances that either GSE will approve any other settlement agreements. We have also reached settlement agreements that do not require GSE approval, but they have not been material in the aggregate.

We are defendants in private and government litigation and are subject to the risk of additional private litigation, government litigation and regulatory proceedings in the future.

Consumers are bringing a growing number of lawsuits against home mortgage lenders and settlement service providers. Mortgage insurers, including MGIC, have been involved in litigation alleging violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the notice provisions of the Fair Credit Reporting Act, which is commonly known as FCRA. MGIC’s settlement of class action litigation against it under RESPA became final in October 2003. MGIC settled the named plaintiffs’ claims in litigation against it under FCRA in December 2004, following denial of class certification in June 2004. Since December 2006, class action litigation has been brought against a number of large lenders alleging that their captive mortgage reinsurance arrangements violated RESPA. On or about December 9, 2011, seven mortgage insurers (including MGIC) and a large mortgage lender (which was the named plaintiffs’ lender) were named as defendants in a complaint, alleged to be a class action, filed in U.S. District Court for the Central District of California. Since then, as of July 31, 2012, seven similar cases have been filed naming various mortgage lenders and mortgage insurers (including MGIC) as defendants. Of those eight total cases, MGIC’s motion to dismiss one of the cases has been granted and another of the cases has been voluntarily dismissed. Six cases remain pending. The complaints in all six of the remaining cases alleged various causes of action related to the captive mortgage reinsurance arrangements of the mortgage lenders, including that the defendants violated RESPA by paying excessive premiums to the lenders’ captive reinsurer in relation to the risk assumed by that captive. MGIC denies any wrongdoing and intends to vigorously defend itself against the allegations in the lawsuits. There can be no assurance that we will not be subject to further litigation under RESPA (or FCRA) or that the outcome of any such litigation, including the lawsuits mentioned above, would not have a material adverse effect on us.

In June 2005, in response to a letter from the New York Department of Financial Services, we provided information regarding captive mortgage reinsurance arrangements and other types of arrangements in which lenders receive compensation. In February 2006, the New York Department of Financial Services requested MGIC to review its premium rates in New York and to file adjusted rates based on recent years’ experience or to explain why such experience would not alter rates. In March 2006, MGIC advised the New York Department of Financial Services that it believes its premium rates are reasonable and that, given the nature of mortgage insurance risk, premium rates should not be determined only by the experience of recent years. In February 2006, in response to an administrative subpoena from the Minnesota Department of Commerce (the “MN Department”), which regulates insurance, we provided the MN Department with information about captive mortgage reinsurance and certain other matters. We subsequently provided additional information to the MN Department, and beginning in March 2008, the MN Department has sought additional information as well as answers to questions regarding captive mortgage reinsurance on several occasions, including as recently as May 2011.

In addition, beginning in June 2008, and as recently as December 2011, we received various subpoenas from the U.S. Department of Housing and Urban Development (“HUD”), seeking information about captive mortgage reinsurance similar to that requested by the MN Department, but not limited in scope to the state of Minnesota. In January 2012, we received correspondence from the Consumer Financial Protection Bureau (“CFPB”) indicating that the CFPB had opened an investigation into captive mortgage reinsurance premium ceding practices by private mortgage insurers. In that correspondence, the CFPB also requested, among other things, certain information regarding captive mortgage reinsurance transactions in which we participated. In June 2012, we received a Civil Investigative Demand from the CFPB requiring additional information and documentation regarding captive mortgage reinsurance. Other insurance departments or other officials, including attorneys general, may also seek information about or investigate captive mortgage reinsurance.

Various regulators, including the CFPB, state insurance commissioners and state attorneys general may bring actions seeking various forms of relief, including civil penalties and injunctions against violations of RESPA. The insurance law provisions of many states prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. While we believe our captive reinsurance arrangements are in conformity with applicable laws and regulations, it is not possible to predict the eventual scope, duration or outcome of any such reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.

We are subject to comprehensive, detailed regulation by state insurance departments. These regulations are principally designed for the protection of our insured policyholders, rather than for the benefit of investors. Although their scope varies, state insurance laws generally grant broad supervisory powers to agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business. Given the recent significant losses incurred by many insurers in the mortgage and financial guaranty industries, our insurance subsidiaries have been subject to heightened scrutiny by insurance regulators. State insurance regulatory authorities could take actions, including changes in capital requirements or termination of waivers of capital requirements, that could have a material adverse effect on us. In addition, we are uncertain whether the CFPB, established by the Dodd-Frank Act to regulate the offering and provision of consumer financial products or services under federal law, will issue any rules or regulations that affect our business apart from any action it may take as a result of its investigation of captive mortgage reinsurance. Such rules and regulations could have a material adverse effect on us.

In July 2011, the U.S. Department of Justice (“DOJ”) filed a civil complaint against MGIC and two of its employees in the U.S. District Court for the Western District of Pennsylvania. The complaint sought redress for alleged housing discrimination. On April 30, 2012, the parties agreed to the terms of a Consent Order under which, among other things, MGIC, while denying any claim of unlawful discrimination, agreed to pay (i) $511,250 into a settlement fund for possible payments to 70 individuals covered by the settlement (including the individual loan applicant on whose behalf the DOJ filed its complaint), and (ii) $38,750 as a separate civil penalty.

In October 2010, a separate purported class action lawsuit was filed against MGIC by the same loan applicant in the same District Court in which the above-referenced DOJ complaint was filed. In this separate lawsuit, the loan applicant alleged that MGIC discriminated against her and certain proposed class members on the basis of sex and familial status when MGIC underwrote their loans for mortgage insurance. In May 2011, the District Court granted MGIC’s motion to dismiss with respect to all claims except certain Fair Housing Act claims. On July 2, 2012, the District Court granted preliminary approval for a class action settlement of the lawsuit. The proposed settlement creates a settlement class of 265 borrowers. Under the terms of the proposed settlement, MGIC is required to deposit $500,000 into an escrow account to fund possible payments to affected borrowers. In addition, MGIC will pay the named plaintiff an “incentive fee” of $7,500 and pay class counsels’ fees of $337,500. Any funds remaining in the escrow account after payment of all claims approved under the procedures established by the settlement will be returned to MGIC. The settlement is contingent upon the District Court’s final approval.

Five previously-filed purported class action complaints filed against us and several of our executive officers were consolidated in March 2009 in the United States District Court for the Eastern District of Wisconsin and Fulton County Employees’ Retirement System was appointed as the lead plaintiff. The lead plaintiff filed a Consolidated Class Action Complaint (the “Complaint”) in June 2009. Due in part to its length and structure, it is difficult to summarize briefly the allegations in the Complaint but it appears the allegations are that we and our officers named in the Complaint violated the federal securities laws by misrepresenting or failing to disclose material information about (i) loss development in our insurance in force, and (ii) C-BASS (a former minority-owned, unconsolidated, joint venture investment), including its liquidity. The Complaint also named two officers of C-BASS with respect to the Complaints’ allegations regarding C-BASS. Our motion to dismiss the Complaint was granted in February 2010. In March 2010, plaintiffs filed a motion for leave to file an amended complaint. Attached to this motion was a proposed Amended Complaint (the “Amended Complaint”). The Amended Complaint alleged that we and two of our officers named in the Amended Complaint violated the federal securities laws by misrepresenting or failing to disclose material information about C-BASS, including its liquidity, and by failing to properly account for our investment in C-BASS. The Amended Complaint also named two officers of C-BASS with respect to the Amended Complaint’s allegations regarding C-BASS. The purported class period covered by the Amended Complaint began on February 6, 2007 and ended on August 13, 2007. The Amended Complaint sought damages based on purchases of our stock during this time period at prices that were allegedly inflated as a result of the purported violations of federal securities laws. In December 2010, the plaintiffs’ motion to file an amended complaint was denied and the Complaint was dismissed with prejudice. In January 2011, the plaintiffs appealed the February 2010 and December 2010 decisions to the United States Court of Appeals for the Seventh Circuit. On April 12, 2012, the Appeals Court affirmed the dismissals by the District Court and these dismissals have become final. In early July 2012, the plaintiffs re-filed a motion with the District Court for relief from that court’s judgment of dismissal on the ground of newly discovered evidence consisting of transcripts the plaintiffs obtained of testimony taken by the Securities and Exchange Commission in its now-terminated investigation regarding C-BASS. Their original motion filed in June 2011, was denied without prejudice by the District Court in June 2012, as a result of the opinion from the Appeals Court. We will be opposing this motion. We are unable to predict the ultimate outcome of these consolidated cases or estimate our associated expenses or possible losses. Other lawsuits alleging violations of the securities laws could be brought against us.

We understand several law firms have, among other things, issued press releases to the effect that they are investigating us, including whether the fiduciaries of our 401(k) plan breached their fiduciary duties regarding the plan’s investment in or holding of our common stock or whether we breached other legal or fiduciary obligations to our shareholders. We intend to defend vigorously any proceedings that may result from these investigations.

With limited exceptions, our bylaws provide that our officers and 401(k) plan fiduciaries are entitled to indemnification from us for claims against them.

In December 2009, Countrywide filed a complaint for declaratory relief in the Superior Court of the State of California in San Francisco against MGIC. This complaint alleges that MGIC has denied, and continues to deny, valid mortgage insurance claims submitted by Countrywide and says it seeks declaratory relief regarding the proper interpretation of the insurance policies at issue. In October 2011, the United States District Court for the Northern District of California, to which the case had been removed, entered an order staying the litigation in favor of the arbitration proceeding we commenced against Countrywide in February 2010.

In the arbitration proceeding, we are seeking a determination that MGIC is entitled to rescind coverage on the loans involved in the proceeding. From January 1, 2008 through June 30, 2012, rescissions of coverage on Countrywide-related loans mitigated our paid losses on the order of $435 million. This amount is the amount we estimate we would have paid had the coverage not been rescinded. On a per loan basis, the average amount that we would have paid had the loans not been rescinded was approximately $72,300. Various materials exchanged by MGIC and Countrywide in 2011 bring into the dispute loans we did not consider before then to be Countrywide-related and loans on which MGIC rescinded coverage subsequent to those specified at the time MGIC began the proceeding (including loans insured through the bulk channel), and set forth Countrywide’s contention that, in addition to the claim amounts under coverage it alleges MGIC has improperly rescinded, Countrywide is entitled to other damages of almost $700 million as well as exemplary damages. Countrywide and MGIC have each selected 12 loans for which a three-member arbitration panel will determine coverage. While the panel’s determination will not be binding on the other loans at issue, the panel will identify the issues for these 24 “bellwether” loans and strive to set forth findings of fact and conclusions of law in such a way as to aid the parties to apply them to the other loans at issue. The hearing before the panel on the bellwether loans has been scheduled to begin in March 2013.

We are in mediation in an effort to resolve our dispute with Countrywide, although we cannot predict whether the mediation will result in a resolution. If it does, a resolution with Countrywide will be subject to various conditions before it becomes effective. In connection with our mediation with Countrywide, we have voluntarily suspended rescissions related to loans that we believe could be covered by a potential resolution. As of June 30, 2012, coverage on approximately 1,300 loans, representing total potential claim payments of approximately $97 million, that we had determined was rescindable was affected by our decision to suspend such rescissions. Substantially all of these potential rescissions relate to claims received beginning in the first quarter of 2011 or later. If we are able to reach a resolution with Countrywide, under ASC 450-20, we would record the effects of the resolution in our accounts when we determine that it is probable the resolution will become effective and the financial effect on us can be reasonably estimated. If these conditions to recording are met, the financial statement effect on us would involve the recognition of additional loss, which would negatively impact our capital.

If we are not able to reach a resolution with Countrywide, we intend to defend MGIC against any further proceedings arising from Countrywide’s complaint and to advocate MGIC’s position in the arbitration, vigorously. Although it is reasonably possible that, when the proceedings are completed, there will be a determination that we were not entitled to rescind in all cases, we are unable to make a reasonable estimate or range of estimates of the potential liability. Under ASC 450-20, an estimated loss is accrued for only if we determine that the loss is probable and can be reasonably estimated. Therefore, we have not accrued any reserves that would reflect an adverse outcome in this proceeding. An accrual for an adverse outcome in this (or any other) proceeding would be a reduction to our capital. In this regard, see “— Regulatory capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.”

At June 30, 2012, 33,304 loans in our primary delinquency inventory were Countrywide-related loans (approximately 22% of our primary delinquency inventory). As noted above, we have suspended Countrywide rescissions of coverage on loans that we believe could be included in a potential resolution with Countrywide. Although these loans are included in our delinquency inventory, for purposes of determining our reserve amounts, it is assumed that coverage on these loans will be rescinded. We expect a significant portion of the Countrywide loans in our delinquency inventory will cure their delinquency or their coverage will be rescinded and will not involve paid claims. From January 1, 2008 through June 30, 2012, of the claims on Countrywide-related loans that were resolved (a claim is resolved when it is paid or the coverage is rescinded; claims that are submitted but which are under review are not resolved until one of these two outcomes occurs), approximately 82% were paid and coverage on the remaining 18% were rescinded. Had we processed the rescissions we have suspended, these percentages would be approximately 79% and 21%, respectively.

The flow policies at issue with Countrywide are in the same form as the flow policies that we use with all of our customers, and the bulk policies at issue vary from one another, but are generally similar to those used in the majority of our Wall Street bulk transactions. Because our rescission practices with Countrywide do not differ from our practices with other servicers with which we have not entered into settlement agreements, an adverse result in the Countrywide proceeding may adversely affect the ultimate result of rescissions involving other servicers and lenders. From January 1, 2008 through June 30, 2012, we estimate that total rescissions mitigated our incurred losses by approximately $3.1 billion, which included approximately $2.7 billion of mitigation on paid losses, excluding $0.6 billion that would have been applied to a deductible. At June 30, 2012, we estimate that our total loss reserves were benefited from anticipated rescissions by approximately $0.6 billion.

In addition to the rescissions at issue with Countrywide, we have a substantial pipeline of claims investigations and pre-rescission rebuttals (including those involving loans related to Countrywide) that we expect will eventually result in future rescissions. For additional information about rescissions as well as rescission settlement agreements, see “— Our losses could increase if rescission rates decrease faster than we are projecting, we do not prevail in proceedings challenging whether our rescissions were proper or we enter into material resolution arrangements.”

MGIC and Freddie Mac disagree on the amount of the aggregate loss limit under certain pool insurance policies insuring Freddie Mac that share a single aggregate loss limit. We believe the initial aggregate loss limit for a particular pool of loans insured under a policy decreases to correspond to the termination of coverage for that pool under that policy while Freddie Mac believes the initial aggregate loss limit remains in effect until the last of the policies that provided coverage for any of the pools terminates. The aggregate loss limit is approximately $535 million higher under Freddie Mac’s interpretation than under our interpretation.

On May 16, 2012, MGIC filed a lawsuit in U.S. District Court for the Eastern District of Wisconsin (the “Wisconsin Court”) against Freddie Mac and FHFA seeking declaratory relief regarding the proper interpretation of the pool insurance policies (“MGIC’s Lawsuit”). On June 8, 2012, Freddie Mac filed a motion to dismiss, stay, or transfer MGIC’s Lawsuit to the U.S. District Court for the Eastern District of Virginia (the “Virginia Court”). On July 20, 2012, FHFA made a motion to dismiss MGIC’s Lawsuit on the ground that the Wisconsin Court lacks subject matter jurisdiction.

On May 17, 2012, Freddie Mac filed a lawsuit in the Virginia Court against MGIC effectively seeking declaratory judgment regarding the proper interpretation of the pool insurance policies and on June 14, 2012, FHFA was added as a plaintiff (“Freddie Mac’s Lawsuit”). On July 5, 2012, the Virginia Court granted our motion to transfer Freddie Mac’s Lawsuit to the Wisconsin Court, but it stayed the transfer pending the Wisconsin Court’s determining that it had subject matter jurisdiction. Freddie Mac has asked the Virginia Court to reconsider its transfer decision.

We account for losses under our interpretation of the pool insurance policies although it is reasonably possible that our interpretation will not prevail in the proceedings described above. The differing interpretations had no effect on our results until the second quarter of 2011. For 2011 and the first six months of 2012, our incurred losses would have been $192 million and $85 million higher, respectively, had they been recorded based on Freddie Mac’s interpretation, and our capital and Capital Requirements would have been negatively impacted. As noted above, the August 1, 2012 Freddie Mac approval of MIC as an eligible insurer is subject to substantial agreement to a settlement of our dispute with Freddie Mac being reached on or before October 31, 2012. For more information about the August 1, 2012 Freddie Mac approval, our capital and Capital Requirements, see “— Regulatory capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.”We expect the incurred losses that would have been recorded under Freddie Mac’s interpretation will continue to increase in future quarters.

A non-insurance subsidiary of our holding company is a shareholder of the corporation that operates the Mortgage Electronic Registration System (“MERS”).  Our subsidiary, as a shareholder of MERS, has been named as a defendant (along with MERS and its other shareholders) in six lawsuits asserting various causes of action arising from allegedly improper recording and foreclosure activities by MERS.  Two of those lawsuits remain pending, three of those lawsuits have been dismissed without an appeal, and we believe the plaintiff in a fourth dismissed lawsuit may petition the United States Supreme Court to hear an appeal of its dismissal.  The damages sought in all of these actions are substantial.

In addition to the matters described above, we are involved in other legal proceedings in the ordinary course of business. In our opinion, based on the facts known at this time, the ultimate resolution of these ordinary course legal proceedings will not have a material adverse effect on our financial position or results of operations.

A revised settlement agreement or the outcome of possible litigation may be more costly than the proposed settlement agreement we reached with the Internal Revenue Service, relating to significant proposed adjustments to our taxable income for 2000 through 2007.

The Internal Revenue Service (“IRS”) completed separate examinations of our federal income tax returns for the years 2000 through 2004 and 2005 through 2007 and issued assessments for unpaid taxes, interest and penalties related to our treatment of the flow-through income and loss from an investment in a portfolio of residual interests of Real Estate Mortgage Investment Conduits (“REMICs”). This portfolio has been managed and maintained during years prior to, during and subsequent to the examination period. The IRS indicated that it did not believe that, for various reasons, we had established sufficient tax basis in the REMIC residual interests to deduct the losses from taxable income. The IRS assessment related to the REMIC issue is $190.7 million in taxes and penalties. There would also be applicable interest, which may be substantial. Additional state income taxes along with any applicable interest may become due when a final resolution is reached and could also be substantial.

We appealed these assessments within the IRS and, in 2007, we made a payment of $65.2 million with the United States Department of the Treasury related to this assessment. In August 2010, we reached a tentative settlement agreement with the IRS. Because net operating losses that we incurred in 2009 were carried back to taxable years that were included in the settlement agreement, it was subject to review by the Joint Committee on Taxation of Congress (the “Joint Committee”). On July 18, 2012, upon completion of Joint Committee review, we were informed by the IRS that it would not finalize our previous settlement agreement. As a result, the terms of any final settlement may be more costly to us than the currently proposed settlement. We are exploring our alternatives with respect to this matter. In the event that we are unable to reach any settlement of the proposed adjustments, we would be required to litigate their validity in order to avoid a full concession to the IRS. Any such litigation could be lengthy and costly in terms of legal fees and related expenses. We adjusted our tax provision and liabilities for the effects of the tentative settlement agreement in 2010. The IRS’ reconsideration of the terms of the settlement agreement did not change our belief that the previously recorded items are appropriate. However, we would need to make appropriate adjustments, which could be material, to our tax provision and liabilities if our view of the probability of success in this matter changes, and the ultimate resolution of this matter could have a material negative impact on our effective tax rate, results of operations, cash flows and statutory capital. In this regard, see “— Regulatory capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.”

Because we establish loss reserves only upon a loan default rather than based on estimates of our ultimate losses on risk in force, losses may have a disproportionate adverse effect on our earnings in certain periods.

In accordance with generally accepted accounting principles in the United States, commonly referred to as GAAP, we establish loss reserves only for loans in default. Reserves are established for reported insurance losses and loss adjustment expenses based on when notices of default on insured mortgage loans are received. Reserves are also established for estimated losses incurred on notices of default that have not yet been reported to us by the servicers (this is often referred to as “IBNR”). We establish reserves using estimated claim rates and claim amounts in estimating the ultimate loss. Because our reserving method does not take account of the impact of future losses that could occur from loans that are not delinquent, our obligation for ultimate losses that we expect to occur under our policies in force at any period end is not reflected in our financial statements, except in the case where a premium deficiency exists. As a result, future losses may have a material impact on future results as such losses emerge.

Because loss reserve estimates are subject to uncertainties and are based on assumptions that are currently very volatile, paid claims may be substantially different than our loss reserves.

We establish reserves using estimated claim rates and claim amounts in estimating the ultimate loss on delinquent loans. The estimated claim rates and claim amounts represent our best estimates of what we will actually pay on the loans in default as of the reserve date and incorporate anticipated mitigation from rescissions. We rescind coverage on loans and deny claims in cases where we believe our policy allows us to do so. Therefore, when establishing our loss reserves, we do not include additional loss reserves that would reflect an adverse development from ongoing dispute resolution proceedings, including those with Countrywide, or from ongoing disagreements over the interpretation of our policies, including those with Freddie Mac related to the computation of the aggregate loss limit under certain pool insurance policies. For more information regarding our legal proceedings with Countrywide and the Freddie Mac disagreement, see “— We are defendants in private and government litigation and are subject to the risk of additional private litigation, government litigation and regulatory proceedings in the future.”

The establishment of loss reserves is subject to inherent uncertainty and requires judgment by management. Current conditions in the housing and mortgage industries make the assumptions that we use to establish loss reserves more volatile than they would otherwise be. The actual amount of the claim payments may be substantially different than our loss reserve estimates. Our estimates could be adversely affected by several factors, including a deterioration of regional or national economic conditions, including unemployment, leading to a reduction in borrowers’ income and thus their ability to make mortgage payments, a further drop in housing values that could result in, among other things, greater losses on loans that have pool insurance, and mitigation from rescissions being materially less than assumed. Changes to our estimates could result in material impact to our results of operations, even in a stable economic environment, and there can be no assurance that actual claims paid by us will not be substantially different than our loss reserves.

Loan modification and other similar programs may not continue to provide material benefits to us and our losses on loans that re-default can be higher than what we would have paid had the loan not been modified.

Beginning in the fourth quarter of 2008, the federal government, including through the Federal Deposit Insurance Corporation and the GSEs, and several lenders have adopted programs to modify loans to make them more affordable to borrowers with the goal of reducing the number of foreclosures. During 2010, 2011 and the first six months of 2012, we were notified of modifications that cured delinquencies that had they become paid claims would have resulted in approximately $3.2 billion, $1.8 billion and $575 million, respectively, of estimated claim payments. As noted below, we cannot predict with a high degree of confidence what the ultimate re-default rate will be. For internal reporting purposes, we assume approximately 50% of those modifications will ultimately re-default, and those re-defaults may result in future claim payments. Because modifications cure the defaults with respect to the previously defaulted loans, our loss reserves do not account for potential re-defaults unless at the time the reserve is established, the re-default has already occurred. Based on information that is provided to us, most of the modifications resulted in reduced payments from interest rate and/or amortization period adjustments; less than 5% resulted in principal forgiveness.

One loan modification program is the Home Affordable Modification Program (“HAMP”). Some of HAMP’s eligibility criteria relate to the borrower’s current income and non-mortgage debt payments. Because the GSEs and servicers do not share such information with us, we cannot determine with certainty the number of loans in our delinquent inventory that are eligible to participate in HAMP. We believe that it could take several months from the time a borrower has made all of the payments during HAMP’s three month “trial modification” period for the loan to be reported to us as a cured delinquency.

We rely on information provided to us by the GSEs and servicers. We do not receive all of the information from such sources that is required to determine with certainty the number of loans that are participating in, or have successfully completed, HAMP. We are aware of approximately 9,890 loans in our primary delinquent inventory at June 30, 2012 for which the HAMP trial period has begun and which trial periods have not been reported to us as completed or cancelled. Through June 30, 2012 approximately 41,870 delinquent primary loans have cured their delinquency after entering HAMP and are not in default. In 2011 and the first six months of 2012, approximately 18% and 15%, respectively, of our primary cures were the result of a modification, with HAMP accounting for approximately 70% and 74% of those modifications, respectively. By comparison, in 2010, approximately 27% of our primary cures were the result of a modification, with HAMP accounting for approximately 60% of those modifications. We believe that we have realized the majority of the benefits from HAMP because the number of loans insured by us that we are aware are entering HAMP trial modification periods has decreased significantly over time. Recent announcements by the U.S. Treasury have extended the end date of the HAMP program through 2013, expanded the eligibility criteria of HAMP and increased lenders’ incentives to modify loans through principal forgiveness. Approximately 67% of the loans in our primary delinquent inventory are guaranteed by the GSEs. The GSEs have informed us that they already use expanded criteria (beyond the HAMP guidelines) for determining eligibility for loan modification and currently do not offer principal forgiveness. Therefore, we currently expect new loan modifications will continue to only modestly mitigate our losses in 2012.

In 2009, the GSEs began offering the Home Affordable Refinance Program (“HARP”). HARP allows borrowers who are not delinquent but who may not otherwise be able to refinance their loans under the current GSE underwriting standards, to refinance their loans. We allow the HARP refinances on loans that we insure, regardless of whether the loan meets our current underwriting standards, and we account for the refinance as a loan modification (even where there is a new lender) rather than new insurance written. To incent lenders to allow more current borrowers to refinance their loans, in October 2011, the GSEs and their regulator, FHFA, announced an expansion of HARP. The expansion includes, among other changes, releasing certain representations in certain circumstances benefitting the GSEs. We have agreed to allow these additional HARP refinances, including releasing the insured in certain circumstances from certain rescission rights we would have under our policy. While an expansion of HARP may result in fewer delinquent loans and claims in the future, our ability to rescind coverage will be limited in certain circumstances. We are unable to predict what net impact these changes may have on our incurred or paid losses.

The effect on us of loan modifications depends on how many modified loans subsequently re-default, which in turn can be affected by changes in housing values. Re-defaults can result in losses for us that could be greater than we would have paid had the loan not been modified. At this point, we cannot predict with a high degree of confidence what the ultimate re-default rate will be. In addition, because we do not have information in our database for all of the parameters used to determine which loans are eligible for modification programs, our estimates of the number of loans qualifying for modification programs are inherently uncertain. If legislation is enacted to permit a portion of a borrower’s mortgage loan balance to be reduced in bankruptcy and if the borrower re-defaults after such reduction, then the amount we would be responsible to cover would be calculated after adding back the reduction. Unless a lender has obtained our prior approval, if a borrower’s mortgage loan balance is reduced outside the bankruptcy context, including in association with a loan modification, and if the borrower re-defaults after such reduction, then under the terms of our policy the amount we would be responsible to cover would be calculated net of the reduction.

Eligibility under certain loan modification programs can also adversely affect us by creating an incentive for borrowers who are able to make their mortgage payments to become delinquent in an attempt to obtain the benefits of a modification. New notices of delinquency increase our incurred losses.

If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline, which would reduce our revenues.

The factors that affect the volume of low down payment mortgage originations include:

•	restrictions on mortgage credit due to more stringent underwriting standards, liquidity issues and risk-retention requirements associated with non-QRM loans affecting lenders,

•	the level of home mortgage interest rates and the deductibility of mortgage interest for income tax purposes,

•	the health of the domestic economy as well as conditions in regional and local economies,

•	housing affordability,

•	population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinance loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.

As noted above, the Dodd-Frank Act established the CFPB to regulate the offering and provision of consumer financial products or services under federal law. We are uncertain whether this Bureau will issue any rules or regulations that affect our business or the volume of low down payment home mortgage originations. Such rules and regulations could have a material adverse effect on our financial position or results of operations.

A decline in the volume of low down payment home mortgage originations could decrease demand for mortgage insurance, decrease our new insurance written and reduce our revenues. Such a decline could be caused by, among other things, the definition of “qualified residential mortgages” by regulators implementing the Dodd-Frank Act. See “— The amount of insurance we write could be adversely affected if the definition of Qualified Residential Mortgage results in a reduction of the number of low down payment loans available to be insured or if lenders and investors select alternatives to private mortgage insurance.”

Competition or changes in our relationships with our customers could reduce our revenues or increase our losses.

As noted above, the FHA substantially increased its market share beginning in 2008. It is difficult to predict the FHA’s future market share due to, among other factors, different loan eligibility terms between the FHA and the GSEs, potential increases in guarantee fees charged by the GSEs, changes to the FHA’s annual premiums that are expected to be phased in over the next two years, and the total profitability that may be realized by mortgage lenders from securitizing loans through Ginnie Mae when compared to securitizing loans through Fannie Mae or Freddie Mac.

In recent years, the level of competition within the private mortgage insurance industry has been intense as many large mortgage lenders reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders. During 2011 and the first six months of 2012, approximately 9% and 10% , respectively, of our new insurance written was for loans for which one lender was the original insured, although revenue from such loans was significantly less than 10% of our revenues during each of those periods. Our private mortgage insurance competitors include:

•	Genworth Mortgage Insurance Corporation,

•	United Guaranty Residential Insurance Company,

•	Radian Guaranty Inc.,

•	CMG Mortgage Insurance Company, and

•	Essent Guaranty, Inc.

As noted above, PMI Mortgage Insurance Company and Republic Mortgage Insurance Company ceased writing business in 2011. Based on public disclosures, these competitors approximated slightly more than 20% of the private mortgage insurance industry volume in the first half of 2011. Most of the market share of these two former competitors has gone to other mortgage insurers and not to us because, among other reasons, some competitors have materially lower premiums than we do on single premium policies, one of these competitors also uses a risk weighted pricing model that typically results in lower premiums than we charge on certain loans and one of these competitors has effectively delegated underwriting to the GSEs. We continuously monitor the competitive landscape and make adjustments to our pricing and underwriting guidelines as warranted. In the first quarter of 2012, we made changes to streamline our underwriting guidelines and lowered our premium rates on loans with credit scores of 760 or higher. In each of 2011 and the first quarter of 2012, loans with credit scores of 760 or higher represented approximately 55% of our new insurance written. If the lower premium rates had been in place during 2011, our average premium rate on new business would have decreased from approximately 61 basis points to approximately 57 basis points, all other things being equal. While a decrease in premium rates on a significant portion of our new insurance written will reduce revenue, it is possible that our new insurance written will increase in the future as a result of the lower premium rates and it is unclear what the net effect of the changes will be on our future premiums.

Until 2010 the mortgage insurance industry had not had new entrants in many years. In 2010, Essent Guaranty, Inc. began writing new mortgage insurance. Essent has publicly reported that one of our customers, JPMorgan Chase, is one of its investors. Another new company, NMI Holdings Inc., has recently raised $550 million in order to enter the mortgage insurance business. The perceived increase in credit quality of loans that are being insured today, the deterioration of the financial strength ratings of the existing mortgage insurance companies and the possibility of a decrease in the FHA’s share of the mortgage insurance market may encourage additional new entrants.

Our relationships with our customers could be adversely affected by a variety of factors, including tightening of and adherence to our underwriting guidelines, which have resulted in our declining to insure some of the loans originated by our customers and rescission of coverage on loans that affect the customer. We have ongoing discussions with lenders who are significant customers regarding their objections to our rescissions. In the fourth quarter of 2009, Countrywide commenced litigation against us as a result of its dissatisfaction with our rescission practices shortly after Countrywide ceased doing business with us. As noted above, the majority of our insurance written is for loans sold to Fannie Mae and Freddie Mac. The FHFA is conservator for both Fannie Mae and Freddie Mac. In May 2012, MGIC and Freddie Mac each filed lawsuits against the other in connection with their disagreement over the proper interpretation of certain pool policies. The FHFA is a defendant in the lawsuit we filed and it joined the lawsuit filed by Freddie Mac as a plaintiff. As noted above, the August 1, 2012 Freddie Mac approval of MIC as an eligible insurer is subject to substantial agreement to a settlement of our dispute with Freddie Mac being reached on or before October 31, 2012. We are unable to predict what impact those lawsuits will have on our relationships with Fannie Mae, Freddie Mac and the FHFA. See “— We are defendants in private and government litigation and are subject to the risk of additional private litigation, government litigation and regulatory proceedings in the future” for more information about this litigation and the arbitration case we filed against Countrywide regarding rescissions. For more information about the August 1, 2012 Freddie Mac approval, see “— Regulatory capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.”

We believe some lenders assess a mortgage insurer’s financial strength rating as an important element of the process through which they select mortgage insurers. As a result of MGIC’s less than investment grade financial strength rating, MGIC may be competitively disadvantaged with these lenders. MGIC’s financial strength rating from Moody’s is B1, with a negative outlook, and from Standard & Poor’s is B with a negative outlook. It is possible that MGIC’s financial strength ratings could decline from these levels.

Downturns in the domestic economy or declines in the value of borrowers’ homes from their value at the time their loans closed may result in more homeowners defaulting and our losses increasing.

Losses result from events that reduce a borrower’s ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. In general, favorable economic conditions reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions, including an increase in unemployment, generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values, which in turn can influence the willingness of borrowers with sufficient resources to make mortgage payments to do so when the mortgage balance exceeds the value of the home. Housing values may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on and the cost of mortgage credit due to more stringent underwriting standards, liquidity issues and risk-retention requirements associated with non-QRM loans affecting lenders, higher interest rates generally or changes to the deductibility of mortgage interest for income tax purposes, or other factors. The residential mortgage market in the United States has for some time experienced a variety of poor or worsening economic conditions, including a material nationwide decline in housing values, with declines continuing into early 2012 in a number of geographic areas. Although housing values have recently increased in certain markets, they generally remain significantly below their early 2007 levels. Changes in housing values and unemployment levels are inherently difficult to forecast given the uncertainty in the current market environment, including uncertainty about the effect of actions the federal government has taken and may take with respect to tax policies, mortgage finance programs and policies, and housing finance reform.

The mix of business we write also affects the likelihood of losses occurring.

Even when housing values are stable or rising, mortgages with certain characteristics have higher probabilities of claims. These characteristics include loans with loan-to-value ratios over 95% (or in certain markets that have experienced declining housing values, over 90%), FICO credit scores below 620, limited underwriting, including limited borrower documentation, or higher total debt-to-income ratios, as well as loans having combinations of higher risk factors. As of June 30, 2012, approximately 25.1% of our primary risk in force consisted of loans with loan-to-value ratios greater than 95%, 8.1% had FICO credit scores below 620, and 9.6% had limited underwriting, including limited borrower documentation, each attribute as determined at the time of loan origination. A material portion of these loans were written in 2005 — 2007 or the first quarter of 2008. In accordance with industry practice, loans approved by GSEs and other automated underwriting systems under “doc waiver” programs that do not require verification of borrower income are classified by us as “full documentation.” For additional information about such loans, see footnote (1) to Additional Information at the end of this press release.

From time to time, in response to market conditions, we change the types of loans that we insure and the guidelines under which we insure them. In addition, we make exceptions to our underwriting guidelines on a loan-by-loan basis and for certain customer programs. Together, the number of loans for which exceptions were made accounted for fewer than 5% of the loans we insured in 2011 and fewer than 3% of the loans we insured in the first six months of 2012. A large percentage of the exceptions were made for loans with debt-to-income ratios slightly above our guidelines or financial reserves slightly below our guidelines. Beginning in September 2009, we have made changes to our underwriting guidelines that have allowed certain loans to be eligible for insurance that were not eligible prior to those changes and we expect to continue to make changes in appropriate circumstances in the future. As noted above in “— Competition or changes in our relationships with our customers could reduce our revenues or increase our losses,” in the first six months of 2012, we made changes to streamline our underwriting guidelines and lowered our premium rates on loans with credit scores of 760 or higher. Our underwriting guidelines are available on our website at http://www.mgic.com/guides/underwriting.html.

During the second quarter of 2012, we began writing a portion of our new insurance under an endorsement to our master policy that limits our ability to rescind coverage on loans that meet the conditions in that endorsement, which is filed as Exhibit 99.7 to our quarterly report on Form 10-Q for the quarter ended March 31, 2012 (filed with the SEC on May 10, 2012). Availability of the endorsement is subject to approval in specified jurisdictions. We expect that eventually a significant portion of our new insurance written will have rescission terms equivalent to those in this endorsement. The GSEs have advised us that loans insured under the endorsement will be eligible for sale to the GSEs.

As of June 30, 2012, approximately 2.4% of our primary risk in force written through the flow channel, and 31.3% of our primary risk in force written through the bulk channel, consisted of adjustable rate mortgages in which the initial interest rate may be adjusted during the five years after the mortgage closing (“ARMs”). We classify as fixed rate loans adjustable rate mortgages in which the initial interest rate is fixed during the five years after the mortgage closing. We believe that when the reset interest rate significantly exceeds the interest rate at loan origination, claims on ARMs and adjustable rate mortgages whose interest rates may only be adjusted after five years would be substantially higher than for fixed rate loans. Moreover, even if interest rates remain unchanged, claims on ARMs with a “teaser rate” (an initial interest rate that does not fully reflect the index which determines subsequent rates) may also be substantially higher because of the increase in the mortgage payment that will occur when the fully indexed rate becomes effective. In addition, we have insured “interest-only” loans, which may also be ARMs, and loans with negative amortization features, such as pay option ARMs. We believe claim rates on these loans will be substantially higher than on loans without scheduled payment increases that are made to borrowers of comparable credit quality.

Although we attempt to incorporate these higher expected claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will be adequate to compensate for actual losses even under our current underwriting guidelines. We do, however, believe that given the various changes in our underwriting guidelines that were effective beginning in the first quarter of 2008, our insurance written beginning in the second quarter of 2008 will generate underwriting profits.

The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations.

We set premiums at the time a policy is issued based on our expectations regarding likely performance over the long-term. Our premiums are subject to approval by state regulatory agencies, which can delay or limit our ability to increase our premiums. Generally, we cannot cancel the mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. The premiums we charge, and the associated investment income, may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipate, could adversely affect our results of operations or financial condition.

In January 2008, we announced that we had decided to stop writing the portion of our bulk business that insures loans included in Wall Street securitizations because the performance of such loans deteriorated materially in the fourth quarter of 2007 and this deterioration was materially worse than we experienced for loans insured through the flow channel or loans insured through the remainder of our bulk channel. As of December 31, 2007 we established a premium deficiency reserve of approximately $1.2 billion. As of June 30, 2012, the premium deficiency reserve was $93 million, which reflects the present value of expected future losses and expenses that exceeds the present value of expected future premium and already established loss reserves on these bulk transactions.

We continue to experience material losses, especially on the 2006 and 2007 books. The ultimate amount of these losses will depend in part on general economic conditions, including unemployment, and the direction of home prices, which in turn will be influenced by general economic conditions and other factors. Because we cannot predict future home prices or general economic conditions with confidence, there is significant uncertainty surrounding what our ultimate losses will be on our 2006 and 2007 books. Our current expectation, however, is that these books will continue to generate material incurred and paid losses for a number of years. There can be no assurance that an additional premium deficiency reserve on Wall Street Bulk or on other portions of our insurance portfolio will not be required.

It is uncertain what effect the extended timeframes in the foreclosure process, due to moratoriums, suspensions or issues arising from the investigation of servicers’ foreclosure procedures, will have on us.

In response to the significant increase in the number of foreclosures that began in 2009, various government entities and private parties have from time to time enacted foreclosure (or equivalent) moratoriums and suspensions (which we collectively refer to as moratoriums). In October 2010, a number of mortgage servicers temporarily halted some or all of the foreclosures they were processing after discovering deficiencies in their foreclosure processes and those of their service providers. In response to the deficiencies, some states changed their foreclosure laws to require additional review and verification of the accuracy of foreclosure filings. Some states also added requirements to the foreclosure process, including mediation processes and requirements to file new affidavits. Certain state courts have issued rulings calling into question the validity of some existing foreclosure practices. These actions halted or significantly delayed foreclosures. Furthermore five of the nation’s largest mortgage servicers agreed to implement new servicing and foreclosure practices as part of a settlement announced in February 2012, with the federal government and the attorneys general of 49 states.

Past moratoriums or delays were designed to afford time to determine whether loans could be modified and did not stop the accrual of interest or affect other expenses on a loan, and we cannot predict whether any future moratorium or lengthened timeframes would do so. Therefore, unless a loan is cured during a moratorium or delay, at the completion of a foreclosure, additional interest and expenses may be due to the lender from the borrower. In some circumstances, our paid claim amount may include some additional interest and expenses. For moratoriums or delays resulting from investigations into servicers and other parties’ actions in foreclosure proceedings, our willingness to pay additional interest and expenses may be different, subject to the terms of our mortgage insurance policies. The various moratoriums and extended timeframes may temporarily delay our receipt of claims and may increase the length of time a loan remains in our delinquent loan inventory.

We do not know what effect improprieties that may have occurred in a particular foreclosure have on the validity of that foreclosure, once it was completed and the property transferred to the lender. Under our policy, in general, completion of a foreclosure is a condition precedent to the filing of a claim. Beginning in 2011 and from time to time, various courts have ruled that servicers did not provide sufficient evidence that they were the holders of the mortgages and therefore they lacked authority to foreclose. Some courts in other jurisdictions have considered similar issues and reached similar conclusions, but other courts have reached different conclusions. These decisions have not had a direct impact on our claims processes or rescissions.

We are susceptible to disruptions in the servicing of mortgage loans that we insure.

We depend on reliable, consistent third-party servicing of the loans that we insure. Over the last several years, the mortgage loan servicing industry has experienced consolidation. The resulting reduction in the number of servicers could lead to disruptions in the servicing of mortgage loans covered by our insurance policies. In addition, current housing market trends have led to significant increases in the number of delinquent mortgage loans requiring servicing. These increases have strained the resources of servicers, reducing their ability to undertake mitigation efforts that could help limit our losses, and have resulted in an increasing amount of delinquent loan servicing being transferred to specialty servicers. The transfer of servicing can cause a disruption in the servicing of delinquent loans. Future housing market conditions could lead to additional increases in delinquencies. Managing a substantially higher volume of non-performing loans could lead to increased disruptions in the servicing of mortgages. Investigations into whether servicers have acted improperly in foreclosure proceedings may further strain the resources of servicers.

If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that our policies remain in force could decline and result in declines in our revenue.

In each year, most of our premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force, which is also generally referred to as persistency, is a significant determinant of our revenues. The factors affecting the length of time our insurance remains in force include:

•	the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and

•	mortgage insurance cancellation policies of mortgage investors along with the current value of the homes underlying the mortgages in the insurance in force.

Our persistency rate was 81.4% at June 30, 2012, compared to 82.9% at December 31, 2011 and 84.4% at December 31, 2010. During the 1990s, our year-end persistency ranged from a high of 87.4% at December 31, 1990 to a low of 68.1% at December 31, 1998. Since 2000, our year-end persistency ranged from a high of 84.7% at December 31, 2009 to a low of 47.1% at December 31, 2003. Future premiums on our insurance in force represent a material portion of our claims paying resources.

Your ownership in our company may be diluted by additional capital that we raise or if the holders of our outstanding convertible debt convert that debt into shares of our common stock.

As noted above under “— Regulatory capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis,” we may be required to raise additional equity capital. Any such future sales would dilute your ownership interest in our company. In addition, the market price of our common stock could decline as a result of sales of a large number of shares or similar securities in the market or the perception that such sales could occur.

We have $389.5 million principal amount of 9% Convertible Junior Subordinated Debentures outstanding. The principal amount of the debentures is currently convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.0741 common shares per $1,000 principal amount of debentures. This represents an initial conversion price of approximately $13.50 per share. We have the right, and may elect, to defer interest payable under the debentures in the future. If a holder elects to convert its debentures, the interest that has been deferred on the debentures being converted is also converted into shares of our common stock. The conversion rate for such deferred interest is based on the average price that our shares traded at during a 5-day period immediately prior to the election to convert the associated debentures. We also have $345 million principal amount of 5% Convertible Senior Notes outstanding. The Convertible Senior Notes are convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.4186 shares per $1,000 principal amount at any time prior to the maturity date. This represents an initial conversion price of approximately $13.44 per share. We do not have the right to defer interest on these Convertible Senior Notes.

Our debt obligations materially exceed our holding company cash and investments

At June 30, 2012, we had $411 million in cash and investments at our holding company and our holding company’s debt obligations were $835 million in par value, consisting of $100 million of Senior Notes due in November 2015, $345 million of Convertible Senior Notes due in 2017, and $390 million of Convertible Junior Debentures due in 2063. Annual interest cost on the debt, as of June 30, 2012, was $58 million. As noted above, the August 1, 2012 Freddie Mac approval of MIC as an eligible insurer is subject to our holding company making a $200 million contribution to MGIC on or before September 30, 2012. This capital contribution would decrease our holding company cash and investments.

The Senior Notes, Convertible Senior Notes and Convertible Junior Debentures are obligations of our holding company, MGIC Investment Corporation, and not of its subsidiaries. Our holding company has no material sources of cash inflows other than investment income. The payment of dividends from our insurance subsidiaries, which prior to raising capital in the public markets in 2008 and 2010 had been the principal source of our holding company cash inflow, is restricted by insurance regulation. MGIC is the principal source of dividend-paying capacity. Since 2008, MGIC has not paid any dividends to our holding company. Through 2012, MGIC cannot pay any dividends to our holding company without approval from the OCI. In connection with the approval of MIC as an eligible mortgage insurer, Freddie Mac and Fannie Mae have imposed dividend restrictions on MGIC and MIC through December 31, 2012 and 2013, respectively. Any additional capital contributions to our subsidiaries would further decrease our holding company cash and investments. See Note 8 – “Debt” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for additional information about the holding company’s debt obligations, including restrictive covenants in our Senior Notes and our right to defer interest on our Convertible Junior Debentures.

We could be adversely affected if personal information on consumers that we maintain is improperly disclosed.

As part of our business, we maintain large amounts of personal information on consumers. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect our reputation and expose us to material claims for damages.

The implementation of the Basel II capital accord, or other changes to our customers’ capital requirements, may discourage the use of mortgage insurance.

In 1988, the Basel Committee on Banking Supervision (the “Basel Committee”) developed the Basel Capital Accord (Basel I), which set out international benchmarks for assessing banks’ capital adequacy requirements. In June 2005, the Basel Committee issued an update to Basel I (as revised in November 2005, Basel II). Basel II was implemented by many banks in the United States and many other countries in 2009 and 2010.

In December 2010, the Basel Committee released the nearly final version of Basel III. In June 2012, federal regulators requested public comments on proposed rules to implement Basel III. The proposed Basel III rules would increase the capital requirements of many banking organizations. Among other provisions, the proposed rules contain a range of risk weightings for residential mortgages held for investment by certain banking organizations, with the specific weighting dependent upon, among other things, a loan’s LTV. Unlike previous Basel rules, the proposed Basel III rules do not consider mortgage insurance when calculating a loan’s risk weighting. The rules, if implemented as proposed, may reduce the incentive of banking organizations to purchase mortgage insurance for loans held for investment. The proposed Basel III rules continue to afford FHA-insured loans and Ginnie Mae mortgage-backed securities (“MBS”) a lower risk weighting than Fannie Mae and Freddie Mac MBS. Therefore, with respect to capital requirements, FHA-insured loans will continue to have a competitive advantage over loans insured by private mortgage insurance and then sold to and securitized by the GSEs. Public comments to the proposed rules are due by September 7, 2012. It is uncertain what form the final rules will take. We are continuing to evaluate the potential effects of the proposed Basel III rules on our business.

Our Australian operations may suffer significant losses.

We began international operations in Australia, where we started to write business in June 2007. Since 2008, we are no longer writing new business in Australia. Our existing risk in force in Australia is subject to the risks described in the general economic and insurance business-related factors discussed above. In addition to these risks, we are subject to a number of other risks from having deployed capital in Australia, including foreign currency exchange rate fluctuations and interest-rate volatility particular to Australia.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
		(Unaudited)
		(In thousands, except per share data)
Net premiums written	$238,605	$270,399	$493,591	$544,862

Net premiums earned	$242,628	$284,454	$505,033	$573,000
Investment income	32,178	55,490	69,586	112,033
Realized gains, net	26,611	21,734	104,172	27,495
Total other-than-temporary impairment losses	(339)	—	(339)	—
Portion of loss recognized in other comprehensive
income (loss), before taxes	—	—	—	—

Net impairment losses recognized in earnings	(339)	—	(339)	—
Other revenue	20,012	5,329	22,321	7,592

Total revenues	321,090	367,007	700,773	720,120
Losses and expenses:
Losses incurred	551,408	459,552	888,496	769,983
Change in premium deficiency reserve	(27,358)	(11,035)	(41,541)	(20,053)
Underwriting and other expenses, net	48,910	54,043	99,253	111,593
Interest expense	24,912	26,326	49,539	52,368

Total losses and expenses	597,872	528,886	995,747	913,891

Loss before tax	(276,782)	(161,879)	(294,974)	(193,771)
Benefit from income taxes	(2,891)	(10,147)	(1,528)	(8,378)

Net Loss	$(273,891)	$(151,732)	$(293,446)	$(185,393)

Diluted weighted average common shares
outstanding	202,013	201,097	201,770	200,921

Diluted loss per share	$(1.36)	$(0.75)	$(1.45)	$(0.92)

NOTE: See “Certain Non-GAAP Financial Measures” for diluted earnings per share contribution from realized gains and losses.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF

	June 30,	December 31,	June 30,
	2012	2011	2011
		(Unaudited)
	(In thousands, except per share data)
ASSETS

Investments (1)	$5,401,674	$5,823,647	$6,746,449
Cash and cash equivalents	563,145	995,799	1,038,568
Reinsurance recoverable on loss reserves (2)	126,832	154,607	206,170
Prepaid reinsurance premiums	1,349	1,617	1,962
Home office and equipment, net	27,290	28,145	28,962
Deferred insurance policy acquisition costs	9,530	7,505	7,970
Other assets	188,816	204,910	239,655

	$6,318,636	$7,216,230	$8,269,736

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Loss reserves (2)	$4,108,590	$4,557,512	$5,082,902
Unearned premiums	143,187	154,866	186,985
Premium deficiency reserve	93,276	134,817	158,913
Senior notes	99,872	170,515	321,621
Convertible senior notes	345,000	345,000	345,000
Convertible junior debentures	361,165	344,422	329,330
Other liabilities	300,323	312,283	332,125

Total liabilities	5,451,413	6,019,415	6,756,876
Shareholders’ equity	867,223	1,196,815	1,512,860

	$6,318,636	$7,216,230	$8,269,736

Book value per share (3)	$4.29	$5.95	$7.52

(1) Investments include net unrealized gains on securities	82,961	120,087	125,636
(2) Loss reserves, net of reinsurance recoverable on loss reserves	3,981,758	4,402,905	4,876,732
(3) Shares outstanding	202,032	201,172	201,147

CERTAIN NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
		(Unaudited)
		(In thousands, except per share data)
Diluted earnings per share contribution from realized gains (losses):
Realized gains and impairment losses	$26,272	$21,734	$103,833	$27,495
Income taxes at 35% (1)	—	—	—	—

After tax realized gains	26,272	21,734	103,833	27,495
Weighted average shares	202,013	201,097	201,770	200,921

Diluted EPS contribution from realized gains and
impairment losses	$0.13	$0.11	$0.51	$0.14

(1)	Due to the establishment of a valuation allowance, income taxes provided are not currently affected by realized gains or losses. Management believes the diluted earnings per share contribution from realized gains or losses provides useful information to investors because it shows the after-tax effect of these items, which can be discretionary.

Additional Information

	Q1 2011		Q2 2011		Q3 2011		Q4 2011		Q1 2012		Q2 2012
New primary insurance written (NIW) (billions)	$3.0		$3.1		$3.9		$4.2		$4.2		$5.9

New primary risk written (billions)	$0.7		$0.8		$1.0		$1.0		$1.0		$1.5

Product mix as a % of primary flow NIW
>95% LTVs	1%		2%		2%		2%		2%		3%
ARMs	1%		1%		1%		1%		1%		1%
Refinances	37%		16%		20%		39%		42%		32%

Primary Insurance In Force (IIF) (billions) (1)	$186.9		$182.4		$179.0		$172.9		$169.0		$166.7
Flow	$164.3		$160.9		$158.3		$153.5		$150.3		$148.6
Bulk	$22.6		$21.5		$20.7		$19.4		$18.7		$18.1

Prime (620 & >)	$156.4		$153.3		$150.9		$146.3		$143.5		$142.3
A minus (575 - 619)	$10.8		$10.4		$10.1		$9.7		$9.3		$8.9
Sub-Prime (< 575)	$2.8		$2.7		$2.7		$2.6		$2.5		$2.4
Reduced Doc (All FICOs)	$16.9		$16.0		$15.3		$14.3		$13.7		$13.1

Annual Persistency	83.7%		83.3%		83.7%		82.9%		82.2%		81.4%

Primary Risk In Force (RIF) (billions) (1)	$47.9		$46.8		$46.0		$44.5		$43.5		$42.9
Prime (620 & >)	$39.6		$38.9		$38.3		$37.2		$36.5		$36.2
A minus (575 - 619)	$2.9		$2.8		$2.7		$2.6		$2.6		$2.4
Sub-Prime (< 575)	$0.8		$0.8		$0.8		$0.8		$0.7		$0.7
Reduced Doc (All FICOs)	$4.6		$4.3		$4.2		$3.9		$3.7		$3.6

RIF by FICO
FICO 620 & >	91.4%		91.5%		91.5%		91.5%		91.7%		91.9%
FICO 575 - 619	6.7%		6.6%		6.6%		6.6%		6.4%		6.3%
FICO < 575	1.9%		1.9%		1.9%		1.9%		1.9%		1.8%

Average Coverage Ratio (RIF/IIF) (1)
Total	25.6%		25.6%		25.7%		25.7%		25.7%		25.8%
Prime (620 & >)	25.3%		25.3%		25.4%		25.4%		25.4%		25.5%
A minus (575 - 619)	27.1%		27.1%		27.2%		27.3%		27.3%		27.4%
Sub-Prime (< 575)	28.7%		28.8%		28.8%		28.9%		28.9%		28.9%
Reduced Doc (All FICOs)	27.2%		27.1%		27.3%		27.2%		27.3%		27.2%

Average Loan Size (thousands) (1)
Total IIF	$156.01		$156.22		$156.79		$158.59		$158.89		$159.59
Flow	$154.70		$155.13		$155.72		$157.87		$158.28		$159.20
Bulk	$166.25		$164.89		$165.42		$164.55		$163.99		$162.80

Prime (620 & >)	$155.55		$156.03		$156.55		$158.87		$159.29		$160.26
A minus (575 - 619)	$129.97		$129.57		$130.60		$130.70		$130.37		$129.86
Sub-Prime (< 575)	$117.09		$116.73		$120.73		$121.13		$120.98		$120.65
Reduced Doc (All FICOs)	$197.27		$195.71		$196.26		$194.06		$193.54		$192.23

Primary IIF — # of loans (1)	1,197,950		1,167,476		1,141,442		1,090,086		1,063,797		1,044,342
Prime (620 & >)	1,005,244		982,658		964,011		921,112		901,300		887,967
A minus (575 - 619)	83,062		80,231		77,548		74,036		71,250		68,538
Sub-Prime (< 575)	23,647		22,958		22,252		21,391		20,633		20,003
Reduced Doc (All FICOs)	85,997		81,629		77,631		73,547		70,614		67,834

	Q1 2011		Q2 2011		Q3 2011		Q4 2011		Q1 2012		Q2 2012

Primary IIF — Delinquent Roll Forward — # of Loans
Beginning Delinquent Inventory	214,724		195,885		184,452		180,894		175,639		160,473
Plus: New Notices	43,195		39,972		44,342		41,796		34,781		32,241
Less: Cures	(45,639)		(35,832)		(34,335)		(33,837)		(37,144)		(26,368)
Less: Paids (including those charged to a deductible or captive)	(13,466)		(13,553)		(12,033)		(12,086)		(11,909)		(11,738)
Less: Rescissions and denials (6)	(2,929)		(2,020)		(1,532)		(1,128)		(894)		(618)
Ending Delinquent Inventory	195,885		184,452		180,894		175,639		160,473		153,990

Primary claim received inventory included in ending delinquent inventory (6)	17,686		14,504		13,799		12,610		12,758		13,421

Composition of Cures
Reported delinquent and cured intraquarter	14,340		8,996		10,240		9,333		11,353		7,104

Number of payments delinquent prior to cure
3 payments or less	18,438		14,457		12,663		13,883		16,523		11,875
4-11 payments	8,861		7,952		6,840		6,298		6,277		5,349
12 payments or more	4,000		4,427		4,592		4,323		2,991		2,040
Total Cures in Quarter	45,639		35,832		34,335		33,837		37,144		26,368

Composition of Paids
Number of payments delinquent at time of claim payment
3 payments or less	14		26		55		38		44		50
4-11 payments	1,663		1,848		1,317		1,600		1,776		1,840
12 payments or more	11,789		11,679		10,661		10,448		10,089		9,848
Total Paids in Quarter	13,466		13,553		12,033		12,086		11,909		11,738

Aging of Primary Delinquent Inventory
Consecutive months in default
3 months or less	27,744	14%	30,107	16%	33,167	18%	31,456	18%	22,516	14%	24,488	16%
4-11 months	57,319	29%	48,148	26%	45,110	25%	46,352	26%	45,552	28%	38,400	25%
12 months or more	110,822	57%	106,197	58%	102,617	57%	97,831	56%	92,405	58%	91,102	59%

Number of payments delinquent
3 payments or less	40,680	21%	40,968	22%	43,312	24%	42,804	24%	33,579	21%	33,677	22%
4-11 payments	61,060	31%	51,523	28%	47,929	26%	47,864	27%	45,539	28%	39,744	26%
12 payments or more	94,145	48%	91,961	50%	89,653	50%	84,971	49%	81,355	51%	80,569	52%

Primary IIF — # of Delinquent Loans (1)	195,885		184,452		180,894		175,639		160,473		153,990
Flow	147,267		139,032		137,084		134,101		121,959		116,798
Bulk	48,618		45,420		43,810		41,538		38,514		37,192

Prime (620 & >)	123,046		115,980		114,828		112,403		102,884		98,447
A minus (575 - 619)	28,073		26,878		26,600		25,989		23,002		22,428
Sub-Prime (< 575)	10,053		9,725		9,562		9,326		8,434		8,175
Reduced Doc (All FICOs)	34,713		31,869		29,904		27,921		26,153		24,940

Primary IIF Delinquency Rates (1)	16.35%		15.80%		15.85%		16.11%		15.09%		14.75%
Flow	13.87%		13.40%		13.49%		13.79%		12.84%		12.51%
Bulk	35.81%		34.91%		35.02%		35.33%		33.82%		33.50%

Prime (620 & >)	12.24%		11.80%		11.91%		12.20%		11.42%		11.09%
A minus (575 - 619)	33.80%		33.50%		34.30%		35.10%		32.28%		32.72%
Sub-Prime (< 575)	42.51%		42.36%		42.97%		43.60%		40.88%		40.87%
Reduced Doc (All FICOs)	40.37%		39.04%		38.52%		37.96%		37.04%		36.77%

	Q1 2011		Q2 2011		Q3 2011		Q4 2011		Q1 2012		Q2 2012

Reserves
Primary
Direct Loss Reserves (millions)	$4,766		$4,504		$4,403		$4,249		$3,985		$3,934
Average Direct Reserve Per Default	$24,331		$24,416		$24,342		$24,193		$24,835		$25,547
Pool
Direct Loss Reserves (millions)	$697		$570		$379		$299		$216		$168
Ending Delinquent Inventory	40,769		36,552		33,792		32,971		26,601		25,178
Pool claim received inventory included in ending delinquent inventory	2,615		1,836		1,345		1,398		893		1,154
Other Gross Reserves (millions) (5)	$8		$9		$10		$10		$8		$7

Net Paid Claims (millions) (1) (2)	$687		$818		$751		$704		$673		$636
Flow	$540		$562		$475		$484		$459		$466
Bulk	$106		$115		$137		$135		$124		$113
Pool — with aggregate loss limits	$69		$167		$138		$90		$95		$64
Pool — without aggregate loss limits	$3		$3		$6		$4		$4		$6
Reinsurance	$(48)		$(44)		$(20)		$(28)		$(24)		$(25)
Other (5)	$17		$15		$15		$19		$15		$12
Reinsurance terminations (2)	$(1)		$(2)		$(36)		$—		$—		$—

Prime (620 & >)	$451		$472		$419		$430		$408		$402
A minus (575 - 619)	$76		$77		$68		$62		$64		$63
Sub-Prime (< 575)	$19		$20		$17		$14		$18		$18
Reduced Doc (All FICOs)	$100		$108		$108		$113		$93		$96

Primary Average Claim Payment (thousands) (1)	$47.9		$49.9		$50.9		$51.1		$48.9		$49.3
Flow	$45.9		$47.9		$48.0		$48.3		$46.2		$46.8
Bulk	$61.7		$62.3		$64.2		$64.5		$62.6		$63.2

Prime (620 & >)	$46.7		$48.3		$49.5		$49.6		$47.4		$47.6
A minus (575 - 619)	$43.2		$46.0		$46.1		$44.3		$44.5		$44.6
Sub-Prime (< 575)	$42.8		$46.7		$43.9		$40.7		$44.9		$44.4
Reduced Doc (All FICOs)	$61.9		$63.0		$63.9		$66.8		$62.6		$64.3

Risk sharing Arrangements — Flow Only
% insurance inforce subject to risk sharing	17.2%		16.8%		14.4%		13.8%		13.1%		12.7%
% Quarterly NIW subject to risk sharing	5.3%		4.8%		5.6%		5.3%		5.4%		5.6%
Premium ceded (millions)	$13.7		$13.3		$11.4		$9.9		$9.2		$8.7
Captive trust fund assets (millions) (2)	$486		$451		$392		$386		$371		$360

Captive Reinsurance Ceded Losses Incurred — Flow Only (millions)	$11.8		$12.9		$17.4		$15.5		$13.5		$12.2
Active excess of Loss
Book Year
2005	$1.8		$2.3		$4.4		$3.5		$2.5		$3.2
2006	$1.4		$0.7		$1.6		$1.5		$1.5		$0.8
2007	$2.8		$0.7		$0.9		$0.8		$0.6		$0.8
2008	$1.8		$2.2		$2.3		$1.8		$1.9		$1.5
Active quota Share
Book Year
2005	$0.9		$1.3		$1.0		$1.4		$1.1		$1.2
2006	$0.3		$1.4		$1.2		$1.5		$1.2		$1.0
2007	$3.0		$2.5		$4.2		$4.3		$3.7		$3.4
2008	$(0.2)		$1.5		$1.1		$0.6		$0.9		$0.3
2009	$—		$—		$—		$0.1		$0.1		$—
Terminated agreements	$—		$0.3		$0.7		$—		$—		$—

	Q1 2011		Q2 2011		Q3 2011		Q4 2011		Q1 2012		Q2 2012

Direct Pool RIF (millions)
With aggregate loss limits	$1,078		$905		$770		$674		$569		$508
Without aggregate loss limits	$1,398		$1,324		$1,260		$1,177		$1,092		$1,024

Mortgage Guaranty Insurance Corporation — Risk to Capital	19.7:1		20.4:1		22.2:1		20.3:1		20.3:1		27.8:1	(3)
Combined Insurance Companies — Risk to Capital	23.0:1		23.4:1		24.0:1		22.2:1		22.2:1		30.0:1	(3)

GAAP loss ratio (insurance operations only) (4)	107.6%		161.6%		168.2%		174.8%		128.5%		227.3%
GAAP underwriting expense ratio (insurance operations only)	16.2%		16.5%		16.4%		14.9%		16.7%		16.6%

Note: The FICO credit score for a loan with multiple borrowers is the lowest of the borrowers’ “decision FICO scores.” A borrower’s “decision FICO score” is determined as follows: if there are three FICO scores available, the middle FICO score is used; if two FICO scores are available, the lower of the two is used; if only one FICO score is available, it is used.

Note: During the 4th quarter of 2011 and the 1st quarter of 2012 we conducted a review of our single premium life of loan policies and concluded that approximately 21,000 of these policies were no longer in force, and as a result we canceled these policies with insurance in force of approximately $2.4 billion and risk in force of approximately $0.5 billion. It may be possible that some of these policies will be reinstated based on information subsequently provided by our customers.

Note: The results of our operations in Australia are included in the financial statements in this document but the additional information in this document does not include our Australian operations, unless otherwise noted, which are immaterial.

(1)	In accordance with industry practice, loans approved by GSE and other automated underwriting (AU) systems under “doc waiver” programs that do not require verification of borrower income are classified by MGIC as “full doc.” Based in part on information provided by the GSEs, MGIC estimates full doc loans of this type were approximately 4% of 2007 NIW. Information for other periods is not available. MGIC understands these AU systems grant such doc waivers for loans they judge to have higher credit quality. MGIC also understands that the GSEs terminated their “doc waiver” programs in the second half of 2008. Reduced documentation loans only appear in the reduced documentation category and do not appear in any of the other categories.

(2)	Net paid claims, as presented, do not include amounts received in conjunction with termination of reinsurance agreements. In a termination, the agreement is cancelled, with no future premium ceded and funds for any incurred but unpaid losses transferred to us. The transferred funds result in an increase in the investment portfolio (including cash and cash equivalents) and there is a corresponding decrease in reinsurance recoverable on loss reserves. This results in an increase in net loss reserves, which is offset by a decrease in net losses paid.

(3)	Preliminary

(4)	As calculated, does not reflect any effects due to premium deficiency.

(5)	Includes Australian operations

(6)	Refer to our risk factor titled “Our losses could increase if rescission rates decrease faster than we are projecting, we do not prevail in proceedings challenging whether our rescissions were proper or we enter into material resolution arrangements” above for information about our suspension of certain rescissions and the number of rescissions suspended as of June 30, 2012.